Exhibit 99

FOR IMMEDIATE RELEASE

Marine Products Corporation Announces an 8.3 Percent Increase to the Quarterly
Cash Dividend and an Increase in the Share Repurchase Authorization

ATLANTA, January 23, 2008 -- The Marine Products Corporation (NYSE: MPX) announced today that its Board of Directors declared an 8.3 percent increase to the regular quarterly cash dividend from $0.06 per share to $0.065 per share payable March 10, 2008 to common shareholders of record at the close of business on February 8, 2008.

Marine Products Corporation also announced today that its Board of Directors approved a program authorizing the repurchase of an additional 3,000,000 shares of its common stock.  Marine Products Corporation plans to repurchase shares at times and prices considered appropriate by the Company.

Marine Products is a leading manufacturer of fiberglass boats, including Chaparral pleasure boats and Robalo sport fishing boats.  Marine Products Corporation's investor Web site can be found on the Internet at www.marineproductscorp.com.

For information about Marine Products Corporation please contact:

Ben M. Palmer
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

Jim Landers
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com